Exhibit 10.15

ROOMSTORE, INC.

NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

ARTICLE I: PURPOSE AND ELIGIBILITY

1.1 Purpose of Plan. The purpose of this Non-Employee Director Deferred Compensation Plan is to advance the interests of RoomStore, Inc., a Virginia corporation, to retain and attract non-employee Directors of the Company, and to enable non-employee Directors to enhance their retirement security by permitting them to enter into annual agreements to defer certain director fees.

1.2 Effective Date and Term. The effective date of this Plan is April 24, 2008 (the “Effective Date”). This Plan shall remain in effect until terminated by action of the Board, or until all Directors have received all amounts to which they are entitled hereunder, if earlier.

1.3 Eligibility to Participate in this Plan. Each Director who is a member of the Board on the Effective Date of this Plan and any individual who becomes a Director thereafter while this Plan is in effect, and who is not also an employee of the Company, is eligible to participate in this Plan.

ARTICLE II: DEFINITIONS

2.1 Certain Defined Terms. Unless otherwise defined in this Plan, for all purposes of this Plan, the terms listed below are defined as follows:

(a) “Account” means a ledger account maintained on behalf of a Director.

(b) “Beneficiary” means the person, persons or legal entity entitled to receive benefits under this Plan which become payable in the event of the Director’s death.

(c) “Board” means the Board of Directors of the Company.

(d) “Company” means Room Store, Inc., a Virginia corporation.

(e) “Deferral” means the annual amount of Total Director Fees that a Director elects to defer pursuant to a properly executed written election.

(f) “Deferred Cash Amount” means the amount of Total Director Fees credited to a Director’s Account.

(g) “Director” means a current non-employee member of the Board of Directors of RoomStore, Inc., or a former non-employee member who retains the rights to benefits under this Plan.

(h) “Plan” means the RoomStore, Inc. Non-Employee Director Deferred Compensation Plan as set forth herein and as it may be amended from time to time.

(i) “Plan Administrator” means the individual or committee appointed by the Company to administer this Plan.

(j) “Term Year” means the twelve month period beginning on the first day of each term served by a Director, and in the event a term is for two or more years, each twelve month period beginning on the anniversary date of the first day of such term.

(k) “Total Director Fees” means the sum of a Director’s Annual Retainer, Meeting Fees and such other compensation as the Board may deem appropriate, as applicable.

ARTICLE III: DIRECTOR COMPENSATION UNDER THIS PLAN

3.1 Annual Retainer. Directors shall receive an Annual Retainer (currently $18,000, but subject to modification), which shall be earned and paid pro rata over their term at the beginning of each calendar quarter. The Annual Retainer is intended to compensate the Director for their service on the Board as well as consultation and participation in teleconference meetings held for periodic Board updates.

3.2 Meeting Fee. Directors shall receive a Meeting Fee (currently $1,000, but subject to modification) per meeting for preparation and attendance at regularly scheduled Board meetings and special meetings of the Board called for the purpose of specific actions by the Board (consents, resolutions, etc.)

ARTICLE IV: ELECTION TO DEFER

4.1 Annual Deferred Election. A Director shall have the option to defer their Annual Retainer, Meeting Fees and such other compensation as the Board may deem appropriate, as the case may be. To exercise this option, a Director shall make an election in writing to the Plan Administrator to defer all or a portion of their Annual Retainer and Meeting Fees for the upcoming Term Year. The election shall be made during the thirty (30) day period immediately prior to the beginning of each Term Year. With respect to the initial deferral election under this Plan, the election shall be made during the thirty (30) day period beginning on the Effective Date of this Plan. With respect to a new Director, their initial deferral election must be made no later than 30 days after the first day of their initial term as a Director. An election, once made, is irrevocable for the applicable period to which it relates. An election shall remain in force and effect for the applicable period to which the election relates and all subsequent Term Years unless changed during the thirty (30) day period prior to the beginning of a Term Year.

ARTICLE V: DEFERRED BENEFIT TYPE; DISTRIBUTION OF BENEFITS

5.1. Deferred Benefit Type. The type of benefit available to the Directors is the Deferred Cash Amount. The Deferred Cash Amount is the amount of Total Director Fees credited to a Director’s Account.

5.2 Distribution of Benefits

5.2.1 Eligibility for Payments. Distribution of benefits from this Plan shall be made no earlier than the Director’s Termination of Service or in the event of an approved Hardship.

(a) “Termination of Service” means the severance of a Director’s service to the Board for any reason, including voluntary departure, failure to be renominated or re-elected, removal by vote of the shareholders, permanent disability (as determined by the Board) or death.

(b) “Hardship” means a severe financial hardship to the Director resulting from a sudden and unexpected illness or accident of the Director or a dependent of the Director, loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director. The circumstances that will constitute a Hardship will depend upon the facts of each case, but, in any case, payment shall not be made in the event that such Hardship is or may be relieved:

(1) through reimbursement or compensation by insurance or otherwise,

(2) by liquidation of the Director’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship, or

(3) by cessation of Deferrals under this Plan.

5.2.2 Distribution Due to Hardship. A Director may request a cash distribution due to a Hardship by submitting a written request to the Plan Administrator accompanied by evidence to demonstrate that the circumstances being experienced qualify as a Hardship. The Plan Administrator shall have the authority to require such evidence as it deems necessary to determine if a distribution is warranted. If an application for a distribution due to a Hardship is approved, the distribution is limited to an amount sufficient to meet the Hardship. The allowed distribution shall be payable in cash as soon as practicable after approval of the distribution.

5.2.3 Commencement of Distribution. The Distribution of benefits to a Director under this Plan shall be made no later than thirty (30) days after the end of the month of the Director’s Termination of Service, unless the Director makes a one-time irrevocable election to defer the distribution of the benefits to a specified later date and the election is made at least thirty (30) days before the date of the Director’s Termination of Service. A Director may elect that a distribution of benefits be made on any determinable future date as long as the distribution is made no later than thirty (30) days following the later of (a) the calendar year of the Director’s Termination of Service, or (b) the calendar year in which the Director attains age seventy and one half (70 1/2) years.

5.3 Form of Benefit Distributions. The Director will receive a single lump sum cash distribution of their Deferred Cash Amount plus the balance of all other funds, if any, credited to the Director’s Account.

5.4 Beneficiary Information

5.4.1 Designation. A Director shall have the right to designate a Beneficiary, and amend or revoke that designation at any time, in writing. The designation, amendment or revocation shall be effective upon receipt by the Plan Administrator.

5.4.2 Failure to Designate a Beneficiary. If a Director fails to designate a Beneficiary, or if no designated Beneficiary survives the Director and the benefits are payable following the Director’s death, the Plan Administrator shall direct that payment of the benefits be made to the Director’s estate.

5.5 Accounts

5.5.1 Accounts. The Plan Administrator shall maintain a ledger account (the “Account”) on behalf of each Director. The Account shall be maintained to reflect the cumulative value of the Account. Upon the written request by a Director, the Plan Administrator shall provide a written accounting of the Director’s Account within thirty (30) days of such written request.

5.5.2 Ownership of Accounts. All amounts deferred under this Plan shall remain, until made available to the Director or Beneficiary, solely the property of the Company and shall be subject to the claims of the Company’s general creditors.

5.5.4 Grantor Trust. The Company may, but is not obligated to, establish at any time, in its sole discretion, a grantor trust to be utilized in conjunction with this Plan.

5.5.5 Nonqualified and Unfunded. This Plan is a nonqualified and unfunded deferred compensation plan. It is intended to qualify for certain exemptions under Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), provided for plans that are unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

ARTICLE VI: PLAN ADMINISTRATION, AMENDMENT OR TERMINATION

6.1 Plan Administration. The Board shall be responsible for appointing a Plan Administrator to administer this Plan. The Plan Administrator may be any individual or a committee authorized to act collectively on behalf of this Plan. The Plan Administrator shall have sole discretionary responsibility for the operation, interpretation and administration of this Plan. Any action taken on any matter within the discretion of the Plan Administrator shall be final, conclusive and binding on all parties. In order to discharge its duties under this Plan, the Plan Administrator shall have the power and authority to adopt, interpret, alter, amend or revoke rules and regulations necessary to administer this Plan, to delegate ministerial duties and to employ such outside professionals as may be required for prudent administration of this Plan. The Plan Administrator shall also have authority to enter into agreements on behalf of the Company necessary to implement this Plan.

6.2 Amendment of Plan. The Company shall have the right to amend this Plan, at any time and from time to time, in whole or in part; however, (a) no amendment may decrease the amount credited to a Director’s Account prior to that amendment; and (b) no amendment shall be effective unless and until the same is approved by the shareholders of the Company where the failure to obtain such approval would adversely affect the compliance of this Plan under applicable law. The Company shall notify each Director in writing of any Plan amendment.

6.3 Termination of Plan. Although the Company has established this Plan with the intention and expectation to maintain this Plan indefinitely, the Company may terminate or discontinue this Plan at any time without any liability for such termination or discontinuance. Upon Plan termination, all Deferrals shall cease. The Company shall retain each Director’s Account balance until the distribution of the benefits has been completed.

ARTICLE VII: MISCELLANEOUS

7.1 Assignment. Neither a Director, a Beneficiary nor their heirs shall have any right to commute, encumber, dispose of, assign or transfer the right to the benefits under this Plan, except as expressly consented to by the Plan Administrator which consent may be withheld in its sole discretion. Any attempt to commute, encumber, dispose of, assign or transfer such benefits in violation of this section is void. To the extent permitted by law, the right of any Director or Beneficiary in any benefit or to any payment under this Plan shall not be subject in any manner to attachment or other legal process for the debts of that Director or Beneficiary.

7.2 Taxes and Withholding. Directors shall be responsible for the payment of all applicable Federal, state and local taxes arising from the benefits hereunder, and if applicable, the Company shall withhold from the distribution of those benefits any and all taxes as required by law.

7.3 Change of Control. In the event of a Change of Control, each Director shall have the right, in their sole discretion, to request immediate distribution of their benefits under this Plan. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if (i) any “person” or “group” (as such terms are used in Section 13(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities and within one (1) year after such “person” or “group” acquires 50% or more of the combined voting power of the Company (the “Trigger Date”) the members of the Board immediately prior to the Trigger Date cease to constitute a majority of the Board, (ii) there shall be consummated any consolidation or merger of the Company in which the Company is not the surviving or continuing corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have (directly or indirectly) at least a 51% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, except for any sale, lease exchange or transfer resulting from any action taken by any creditor of the Company in enforcing its rights or remedies against any assets of the Company in which such creditor holds a security interest.

In the event of a Change of Control, this Plan shall continue in full force and effect until terminated as provided herein. Upon termination of this Plan, all Deferrals shall cease; however, the surviving entity in the Change of Control shall retain each Director’s Account balance until the distribution of benefits has been completed in the form determined under Article V of this Plan.

7.4 Entire Agreement. This Plan supersedes all plans or agreements previously made between the Company and the Directors relating to its subject matter.

7.5 Sever ability. Every part, term or provision of this Plan is severable from the others. Notwithstanding any possible future finding by duly constituted authority that a particular part, term or provision is invalid, void or unenforceable, this Plan has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby.

7.6 Notice. Any notice to be delivered under this Plan shall be given in writing and delivered, personally or by certified mail, postage prepaid, addressed to the Company or the Director at their last known address.

7.7 Governing Law. This Plan shall be construed in accordance with and governed by the applicable Federal law and, to the extent otherwise applicable, the laws of the State of Virginia.

7.8 Headings. The headings in this Plan are for convenience only and shall not be used to interpret or construe the provisions.

7.9 No Right to Remain Director. Nothing in this Plan shall confer upon any Director the right to remain a member of the Board or affect any right which the Company or its shareholders may have to not renominate, re-elect or to remove a Director as a member of the Board.

IN WITNESS WHEROF, the Company has caused this Plan to be executed and adopted this 24th day of April, 2008.

/s/ Curtis C.Kimbrell, III
Curtis C.Kimbrell, III
President and CEO RoomStore, Inc.